Exhibit 10.329

EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE

Flagler Village site, Fort Lauderdale, FL

ARTICLE 1. PROPERTY/PURCHASE PRICE

1.1           Certain Basic Terms.

(a)          Purchaser and Notice Address:

With a copy to:

ArchCo Residential LLC	Sherman & Howard L.L.C.
Attn: Neil Brown	Attn: Mike Shomo
7 Piedmont Center, Suite 300	633 17th Street, Suite 3000
Atlanta, GA 30305	Denver, CO 80202
Telephone: (561) 213-6372	Telephone: (303) 299-8256
E-mail: neil@ntbrown.com	E-mail: mshomo@shermanhoward.com

(b)          Seller and Notice Address:

With a copy to:

Andrews Village LLC	Israel & Israel, P.A.
Attn: Richard Schwartz	Attn: Marilyn Israel
1960 N. Commerce Parkway, Suite 7	1501 SW 18th Terrace
Weston, FL 33326	Ft. Lauderdale, FL 33312
Telephone: (954) 668-5699	Telephone: (954) 530-8833
Facsimile: (954) 453-1668	Facsimile:
E-mail: richs19977@gmail.com	E-mail: misrael@israelandisrael.com

and to:

REMAX Commercial Associates
Attn: Richard Schwartz
1960 N. Commerce Parkway, Suite 7
Weston, FL 33326
Telephone: (954) 668-5699
Facsimile: (954) 453-1668
E-mail: richardschwartz@remax.net

(c)          Title Company and Notice Address:

Fidelity National Title
Attn: Stephen B. Sanders
4643 S. Ulster Street
Suite 500
Denver, CO 80237
Telephone: (303) 889-8164
E-mail: sbsanders@fnf.com

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(d)          Escrow Agent:

Fidelity National Title
Attn: Stephen B. Sanders
4643 S. Ulster Street
Suite 500
Denver, CO 80237
Telephone: (303) 889-8164
E-mail: sbsanders@fnf.com

(e)	Agreement Date:	The latest date of execution by Seller, Purchaser or Lender (defined below), as indicated on the signature page of this Agreement.

(f)	Purchase Price:	$2,500,000.00.

(g)	Earnest Money:	$50,000.00, including interest accrued on this amount.

(h)	Closing Date:	As designated by the Purchaser upon not less than five days’ prior notice, but no later than 30 days after the Agreement Date.

(i)	Brokers:	Richard Schwartz of Remax Commercial and Ken Sharp of Ken Sharp, Realtor.

(j)	Business Day:	Any day which is not (i) a Saturday, (ii) a Sunday or (iii) a holiday on which national banks operating in Fort Lauderdale, Florida, are authorized to be closed.

(k)	Lease:	The existing lease between Seller, as landlord, and Olive Joshua, as tenant, with respect to the building located at 520 N. Andrews Avenue on the Real Property (defined in Section 1.2(a)).

(l)	Proposed Project:	A multifamily project comprised of at least 400 dwelling units to be developed on the Property and other adjacent properties owned or to be acquired by Purchaser.

(m)	Lender:	Sunstate Bank, as the lender under the loan secured by mortgage that is dated April 27, 2005, by and between Sofisa Bank of Florida, as mortgagee, and Seller, as mortgagor, and is recorded against the Real Property (defined in Section 1.2(a)) at O.R. Book 39583, Page 1614 (the “Mortgage”).

1.2           Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following property (collectively, the “Property”):

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(a)          The land located East of North Andrews Avenue and North of NE 5th Street in Fort Lauderdale, Florida, that is commonly described as Lots 31 through 42, Block 6, North Lauderdale and legally described on Exhibit A attached to this Agreement (the “Land”), together with all improvements located on the Land (the “Improvements”) and the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances belonging or appertaining to the Land, and Seller’s rights, easements or other interests, if any, in and to adjacent streets, alleys and rights-of-way, or other property abutting the Land, and together with Seller’s interests, if any, in any and all minerals and mineral rights, water and water rights, wells, well rights relating or appurtenant to the Land (collectively, the “Real Property”). The legal description of the Land contained on Exhibit A is subject to confirmation by means of a surveyor’s affidavit executed by issued by Seller’s surveyor and delivered to Purchaser within five Business Days of the Agreement Date; provided that if the legal description of the Land, as so confirmed, is materially different than legal description of the Land contained on Exhibit A Purchaser may terminate this Agreement and receive a refund of the Earnest Money.

(b)          The landlord’s interest in the Lease.

(c)          All equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, if any, and Seller’s interest in any such property leased by Seller, now or hereafter located in and used in connection with the operation, ownership or management of the Real Property (collectively, the “Tangible Personal Property”).

(d)          All intangible personal property related to the Real Property and the Improvements, if any, including, without limitation: all well permits, water and sewer taps, sanitary or storm sewer capacity or reservations and rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to the Land; the plans and specifications and other architectural and engineering drawings for the Improvements; warranties; contract rights related to the construction, operation, ownership or management of the Real Property; governmental permits, approvals and licenses (to the extent assignable); tenant lists and correspondence; and all records relating to the Property (collectively, the “Intangible Personal Property”).

1.3           Earnest Money. Within two Business Days after receipt of a fully executed copy of this Agreement, Purchaser shall deposit the Earnest Money with the Escrow Agent. The Earnest Money shall be applied to the Purchase Price at Closing. If this Agreement terminates pursuant to any express right of Purchaser to terminate this Agreement, the Escrow Agent shall refund the Earnest Money to Purchaser immediately upon request, and all further rights and obligations of the parties under this Agreement shall terminate, except those which by their terms survive any termination of this Agreement. The Escrow Agent shall hold and disburse the Earnest Money in accordance with Article 9 of this Agreement. Notwithstanding any other provisions to the contrary, Seller shall be allowed to terminate this Agreement if Purchaser fails to timely deposit the Ernest Money with the Escrow Agent, provided that Seller shall be deemed to have waived Seller’s right to terminate under this Section 1.3 if (a) Purchaser deposits the Earnest Money with the Escrow Agent later than two Business Days after receipt of a fully executed copy of this Agreement, and (b) Seller does not give written notice of termination to Purchaser within two Business Days after Purchaser so deposits the Earnest Money.

1.4           Independent Contract Consideration. At the same time as the deposit of the Earnest Money to the Escrow Agent, Purchaser shall deliver to Seller in cash the sum of $100.00 (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Purchaser’s exclusive option to purchase the Property as provided in this Agreement, and for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

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ARTICLE 2. INSPECTION

2.1           Seller’s Delivery of Specified Documents. Within three Business Days after receipt and acknowledgement of the Earnest Money by the Escrow Agent, Seller shall provide to Purchaser, in pdf format, the following information with respect to the Property (the “Property Information”) to the extent in Seller’s possession or to the extent Seller has the ability to regain possession of such Property Information: (i) the latest property tax bills and value renditions from all taxing authorities; (ii) any environmental reports and a schedule listing any such reports; (iii) all existing plans, specifications, permits, approvals (and any applications for permits or approvals), maps and surveys (including, without limitation, archaeological, boundary, topographic and tree surveys); (iv) any subdivision reports; (v) any existing title report, commitment or policy, together with copies of any covenants, conditions, restrictions and other exceptions to title; (vi) any soils and engineering reports; (vii) any written notices, reports, citations, orders, decisions, correspondence, or memoranda from any governmental authority (including, but not limited to, copies of any zoning letters); (viii) all agreements with or applications to, and responses and decisions from, any governmental authority with respect to any zoning modification, variance, exception, platting or other matter relating to the zoning, use, development, subdivision or platting of the Property; (ix) copies of all agreements, studies, reports, correspondence and other documents relating to the presence or absence of any endangered species or environmentally sensitive areas on the Property; (x) any pleadings, judgments, court orders and settlement agreements relating to or resulting from legal proceedings affecting the Property; and (xi) the Lease and any other leases, contracts or agreements relating to the Property or services being provided or to be provided to the Property, including, without limitation, any agreements with electric, cable, gas, telephone or other utility providers. Seller shall provide to Purchaser any documents described above and coming into Seller’s possession or produced by Seller after the initial delivery above and shall continue to provide same during the pendency of this Agreement.

2.2           Access to the Property. Upon one Business Days’ notice to Seller, Purchaser and its agents, employees, and representatives shall have a continuing right of reasonable access to the Property during the pendency of this Agreement for the purpose of conducting surveys, engineering, geotechnical, and environmental inspections and tests (including intrusive inspection and sampling), and any other inspections, studies, or tests reasonably required by Purchaser. In the course of its investigations Purchaser may make inquiries to third parties including, without limitation, the tenant under the Lease, lenders, contractors, and municipal, local, and other government officials and representatives, and Seller consents to such inquiries. Purchaser shall keep the Property free and clear of any liens and will indemnify, defend, and hold Seller harmless from all claims and liabilities asserted against Seller as a result of any such entry by Purchaser, its agents, employees, or representatives, excluding any claims or liabilities (i) arising from Purchaser’s discovery of any condition relating to the Property, or (ii) to the extent arising out of the gross negligence of Seller or its agents, employees or representatives.. If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed prior to any such inspection or test. Purchaser shall obtain, maintain and provide Seller with proof of comprehensive general liability insurance in the amount of at least $1,000,000.00 combined, single limit coverage per occurrence, issued by an insurer that is authorized to do business in the State of Florida and has a Best rating of B+ VII or higher, and naming Seller an additional insured. At least one day prior to entering the Property, Purchaser shall deliver to Seller a certificate of insurance evidencing insurance coverage in compliance with the foregoing terms. The general liability policy required by the provisions of this Section 2.2 may be made a part of a blanket policy of insurance so long as such blanket policy contains all of the provisions required under this Section 2.2. Purchaser’s obligations under this Section 2.2 shall survive the Closing and any termination of this Agreement.

2.3           Adverse Conditions. As a condition to Purchaser’s obligation to close, there shall be no material change in any condition of or affecting the Property not caused by Purchaser or its contractors, employees, affiliates or other related or similar parties, that has occurred after the Agreement Date including without limitation (i) any dumping or discovery of refuse or environmental contamination; (ii) access; (iii) the availability, adequacy or cost of or for all utilities (including without limitation, water, sanitary sewer, storm sewer, gas, electric, cable and any other utilities) to serve or service a multifamily project comprised of 106 dwelling units on the Property; (iv) the existence of any moratorium which would prohibit or delay the commencement of construction of improvements on the Property; or (v) the solvency and financial condition of any taxing districts to which the Property is subject, the existing and projected mill levies assessed by such districts, or the ability and capacity of any of such districts to service the Property.

ARTICLE 3. TITLE AND SURVEY REVIEW

3.1           Delivery of Title Commitment. Within three Business Days after the Agreement Date, Seller shall cause to be prepared and delivered to Purchaser a current, effective commitment for title insurance (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price with Purchaser as the proposed insured, and accompanied by true, complete, and legible copies of all documents referred to in the Title Commitment.

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3.2           Title Review and Cure. Purchaser shall review title to the Property as disclosed by the Title Commitment and any survey of the Property prepared by Purchaser (the “Survey”). Seller will cooperate with Purchaser in curing any objections Purchaser may have to title to the Property. Seller shall have no obligation to cure title objections except (a) liens or exceptions for delinquent property taxes and assessments and related penalties, (b) deeds of trust and mortgages (including, without limitation, the Mortgage), (c) mechanics’ liens, (d) other monetary liens, and (e) any exceptions or encumbrances to title which are created by, through or under Seller after the Agreement Date without the written consent of Purchaser, all of which shall be removed from title to the Property by or on the Closing Date. Without limiting Seller’s obligations in the prior sentence or elsewhere in this Agreement or Purchaser’s remedies under Section 8.1, Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the Title Company revises the Title Commitment before the Closing to add or modify exceptions or to delete or modify the conditions to obtaining any endorsement requested by Purchaser if such additions, modifications or deletions either (i) caused or created by, through or under Seller after the Agreement Date without Purchaser’s prior written consent; or (ii)(A) materially and adversely affect title to the Property or Purchaser’s ability to develop the Property as a multifamily project comprised of 106 residential units, (B) are not matters previously known, or disclosed by Seller, to Purchaser, and (C) are not removed by the Closing Date. “Permitted Exceptions” means (1) the specific exceptions (exceptions that are not part of the promulgated title insurance form) in the Title Commitment that Purchaser has approved before Closing and that Seller is not required to remove as provided above, (2) the Lease (but only to the extent the term of the Lease is extended beyond the Closing Date with Purchaser’s prior written consent under Section 4.2), and (3) real estate taxes not yet due and payable.

3.3           Delivery of Title Policy at Closing. At Closing, as a condition to Purchaser’s obligation to close, the Title Company shall deliver to Purchaser an ALTA (or other form required by state law) Owner’s Policy of Title Insurance (“Title Policy”) issued by the Title Company with ALTA General Exceptions 1 through 5 deleted (or corresponding deletions or endorsements if the Property is located in a non-ALTA state), containing the Purchaser’s Endorsements, dated the date and time of the recording of the Deed in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions. “Purchaser’s Endorsements” means, to the extent such endorsements are available under the laws of the state in which the Property is located: (a) owner’s comprehensive; (b) access; (c) survey (accuracy of survey); (d) location (survey legal matches title legal); (e) separate tax lot; (f) legal lot; (g) zoning 3.0; and (h) such other endorsements as Purchaser may require based on its review of the Title Commitment and Survey. Seller shall execute at Closing an affidavit on the Title Company’s standard form so that the Title Company can delete or modify the standard printed exceptions as to parties in possession, unrecorded liens, and similar matters and, if required to issue the Title Policy at Closing, the customary gap indemnity. The Title Policy may be delivered after the Closing if at the Closing the Title Company issues a currently effective, duly-executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date.

3.4           Title and Survey Costs. Purchaser shall pay the cost of the premium for the Title Policy and any Survey prepared by Purchaser.

ARTICLE 4. OPERATIONS AND RISK OF LOSS

4.1           Performance under Contracts. During the pendency of this Agreement, Seller will (a) carry on its business and activities relating to the Property substantially in the same manner as it did before the Agreement Date, and (b) perform its material obligations under the Lease and other agreements that affect the Property.

4.2           New Leases and Contracts. During the pendency of this Agreement, Seller will not enter into any new lease or contract that will be an obligation affecting the Property after the Closing without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Seller will not amend or extend the Lease beyond the Closing Date without Purchaser’s prior written consent.

4.3           Listings and Other Offers. During the pendency of this Agreement, Seller will not list the Property with any broker or otherwise solicit or make or accept any offers to sell the Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property.

4.4           Seller’s Obligations. Other than the obligations of Seller expressly assumed by Purchaser, Seller, subject to the terms and conditions of this Agreement, covenants that it shall pay and discharge any and all liabilities of each and every kind arising out of or by virtue of its ownership of the Property and the conduct of its business before and as of the Closing Date on or related to the Property. Except as otherwise provided in this Agreement, Purchaser shall be responsible for any and all liabilities of each and every kind arising after the Closing Date out of or by virtue of its ownership of the Property and the conduct of its business on or related to the Property. The provisions of this Section 4.4 shall survive the Closing.

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4.5           Condemnation. By notice to Seller given within 10 days after Purchaser receives notice of proceedings in eminent domain that are contemplated, threatened or instituted by any applicable governmental or other authority having the power of eminent domain, and if necessary the Closing Date shall be extended to give Purchaser the full 10-day period to make such election, Purchaser may: (i) terminate this Agreement and the Earnest Money shall be immediately returned to Purchaser; or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right during the pendency of this Agreement to negotiate and otherwise deal with the condemning authority with respect to such eminent domain proceedings.

ARTICLE 5. CLOSING

5.1           Closing. The consummation of the transaction contemplated in this Agreement (“Closing”) shall occur on the Closing Date at the offices of the Escrow Agent. Purchaser and Escrow Agent are aware that Seller is in Florida and will allow and accommodate Seller to fully participate in the Closing as a mail away closing. Closing shall occur through an escrow with the Escrow Agent. The balance of the Purchase Price, plus or minus prorations, shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct the Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser. The Escrow Agent and the Title Company shall agree in writing with Purchaser that (a) recordation of the Deed constitutes the Escrow Agent’s representation that it is holding the closing documents, closing funds and closing statement and is prepared and irrevocably committed to disburse the closing funds in accordance with the closing statement and (b) upon the Escrow Agent’s release of funds to Seller, the Title Company shall be irrevocably committed to issue the Title Policy in accordance with this Agreement.

5.2           Conditions to the Purchaser’s Obligation to Close.

(a)          In addition to all other conditions set forth in this Agreement, the obligation of Purchaser to consummate the transactions contemplated under this Agreement shall also be conditioned on each of the following:

(1)         Seller’s representations and warranties contained in this Agreement shall be true and correct as of the Agreement Date and the Closing Date. For purposes of this Section 5.2(a)(1), if a representation is made to knowledge, but the factual matter that is the subject of the representation is false notwithstanding any lack of knowledge or notice to Seller, such event shall constitute a failure of this condition only, and not a default by the party making such representation;

(2)         As of the Closing Date, Seller shall have performed its obligations under this Agreement and all deliveries to be made at Closing have been tendered;

(3)         There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against Seller or the Property that would materially and adversely affect Seller’s ability to perform its obligations under this Agreement, the Property or the operation of the Property.

(4)         There shall exist no pending or threatened action, suit or proceeding with respect to Seller before or by any court or administrative agency which seeks to restrain or prohibit, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated under this Agreement.

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(5)         The availability, adequacy and cost of all utilities (including without limitation, water, sanitary sewer, storm sewer, gas, electric, cable and any other utilities) to serve or service a multifamily project comprised of 106 dwelling units on the Property shall be reasonably acceptable to Purchaser.

(6)         There shall exist no pending or threatened moratorium on development or other governmental or quasi-governmental action which could prohibit or delay Purchaser’s development of the Proposed Project.

(7)         The City of Fort Lauderdale has available dwelling units (including, among other, Seller’s Units (defined in Section 7.1(h)) that will permit the development of the Proposed Project on the Property and other adjacent properties owned or to be acquired by Purchaser.

(8)         There shall exist no default under the Lease by Seller, as landlord, or the tenant.

(9)         There shall exist no new special assessments, or any additional amounts for special assessments currently assessed, that are payable with respect to the Property other than those special assessments listed on Exhibit D attached to this Agreement.

(10)        Seller shall have delivered to Purchaser within 15 days after the Agreement Date an estoppel certificate duly executed by the tenant under the Lease in the form attached as Exhibit E to this Agreement.

(b)          So long as a party is not in default under this Agreement, if any condition to that party’s obligation to proceed with the Closing under this Agreement has not been satisfied as of the Closing Date, the party may, in its sole discretion, elect to (i) terminate this Agreement by delivering written notice to the other party on or before the Closing Date, (ii) extend the Closing until such condition is satisfied, but in no event longer than thirty (30) calendar days, or (iii) consummate this transaction notwithstanding the non-satisfaction of such condition, in which event the party shall be deemed to have waived any such condition. If a party elects to close, notwithstanding that a condition to that party’s obligation to proceed with the Closing has not been satisfied, the other party shall have no liability for breaches of representations and warranties of which the party electing to close had actual knowledge at the Closing. Notwithstanding the foregoing, the failure of a condition due to the breach of a party shall not relieve the breaching party from any liability it would otherwise have under this Agreement.

5.3           Seller’s Deliveries in Escrow. On or prior to the Closing Date, Seller shall deliver in escrow to the Escrow Agent the following:

(a)          Deed. A special warranty deed in form provided for under the law of the state where the Property is located or otherwise in conformity with the custom in such jurisdiction and mutually satisfactory to the parties, executed and acknowledged by Seller, conveying to Purchaser good, indefeasible and marketable fee simple title to the Property, subject only to the Permitted Exceptions (the “Deed”).

(b)          Bill of Sale and Assignment of Lease. A Bill of Sale and Assignment of Lease in the form of Exhibit C attached hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser good title to the property described in the Assignment free of any claims, except for the Permitted Exceptions to the extent applicable.

(c)          Assignment of Intangible Property. Such assignments and other documents and certificates as Purchaser may reasonably require in order to fully and completely transfer and assign to Purchaser all of Seller’s right, title, and interest, in and to any permits, rights under utility agreements and similar rights (including, without limitation, Seller’s Units) applicable to the Property.

(d)          State Law Disclosures. Such disclosures and reports, required by applicable state and local law in connection with the conveyance of real property.

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(e)          FIRPTA. A Foreign Investment in Real Property Tax Act (“FIRPTA”) certificate of non-foreign status in the form attached to this Agreement as Exhibit B and executed by Seller. If Seller fails to provide the FIRPTA certification on the Closing Date, Purchaser may proceed with withholding provisions as provided by law.

(f)          Certificate of Representations and Warranties. A certificate executed by Seller, reaffirming and updating to the Closing Date the representations and warranties given by Seller under Section 7.1.

(g)          Authority. Evidence of the existence, organization, and authority of Seller and the authority of the person executing documents on behalf of Seller reasonably satisfactory to Purchaser, the Escrow Agent, and the Title Company.

(h)          Tenant Notice. With respect to the Lease, a notice regarding the sale in the form of Exhibit E attached to this Agreement (or such other form as may be required by applicable state law) which notifies Tenant of the sale of the Property and information for Purchaser, as the successor landlord (a “Tenant Notice”), executed by Seller and completed by Seller with accurate information regarding the name and address of the tenant and the address of the premises under the respective Lease.

(i)          Additional Documents. Any additional documents that Purchaser, the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.4           Purchaser’s Deliveries in Escrow. On or prior to the Closing Date, Purchaser shall deliver in escrow to the Escrow Agent the following:

(a)          Purchase Price. The Purchase Price, less the Earnest Money, plus or minus applicable prorations, deposited by Purchaser with the Escrow Agent in immediate, same day federal funds wired for credit into the Escrow Agent’s escrow account.

(b)          State Law Disclosures. Such disclosures and reports required by applicable state and local law in connection with the conveyance of real property.

(c)          Additional Documents. Any additional documents that Seller, the Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement.

5.5           Closing Statements. At Closing, Seller and Purchaser shall deposit with the Escrow Agent executed closing statements consistent with this Agreement in form required by the Escrow Agent. If Seller and Purchaser cannot agree on the closing statements to be deposited as aforesaid because of a dispute over the prorations and adjustments set forth in the closing statements, the Closing nevertheless shall occur, and the amount in dispute shall be withheld from the Purchase Price and placed in an escrow with the Escrow Agent, to be paid out upon the joint direction of the parties or pursuant to court order upon resolution or other final determination of the dispute.

5.6           Title Policy. The Title Company shall deliver to Purchaser the Title Policy pursuant to Section 3.3.

5.7           Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

5.8           Delivery of Books and Records. Immediately after the Closing, Seller shall deliver to Purchaser: the original Lease; copies or originals of all material and relevant: books and records of account, contracts, copies of correspondence with tenants and suppliers, receipts for deposits, unpaid bills and other papers or documents which pertain to the Lease, the Property and the ownership and operation of the Property (collectively, the “Property Books and Records”); keys and other items, if any, used in the operation of the Property; and, if in Seller’s possession, plans and specifications for the Improvements. For clarity, the Property Books and Records include all information relating directly to the Lease, the Property and the ownership and operation of the Property and do not include information relating to the Seller’s members or communications among Seller and its members or financial information or other communications or information relating to Seller that may be derived from the Property Books and Records but is not used in connection with the ownership and operation of the Property.

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5.9           Costs. Seller shall pay the cost of recording the Deed and any other documents to be recorded in connection with the closing and all documentary, transfer, excise and similar taxes and fees. The Escrow Agent’s fee, if any, for holding the Earnest Money or conducting the Closing shall be evenly divided between Purchaser and Seller, provided said fee does not exceed $2,000.00.

ARTICLE 6. PRORATIONS

6.1           Prorations. The items in this Section 6.1 shall be prorated between Seller and Purchaser as of the close of the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Purchaser:

(a)          Proration of Taxes and Assessments. Purchaser shall receive a credit for any accrued but unpaid general real estate taxes and assessments (including without limitation any assessments imposed by private covenant, “Taxes”) applicable to any period before the Closing Date, even if such Taxes are not yet due and payable. Seller shall receive credit for any unaccued but paid Taxes for any paid period after and including the Closing Date. If the amount of any Taxes has not been determined as of Closing, such credit shall be based on 110 percent of the most recent ascertainable Taxes and shall be reprorated upon issuance of the final tax bill. Purchaser shall receive a credit for any special assessments which are levied or charged against the Property, whether or not then due and payable.

(b)          Collected Rent. All collected rent and other income (and any applicable state or local tax on rent) under the Lease if in effect on the Closing Date. Seller shall be charged with any rentals collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. If Purchaser collects one month delinquencies after Closing, Purchaser shall apply such rent to the obligations owing Purchaser for its period of ownership and to costs of collection, remitting the balance, if any, to Seller. One month delinquencies are amounts due from a tenant under a lease with respect to the monthly installment that was due for the month in which the Closing Date falls (if the Closing Date is after the 10th day of the month) or the month preceding the month in which the Closing Date falls (if the Closing Date is on or before the 10th day of the month). Other than one month delinquencies, as provided above, no other rent delinquent as of the Closing Date but collected after Closing shall be remitted to Seller. Purchaser shall bill and attempt to collect such delinquent rent in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any delinquencies. Seller shall not have the right to seek collection of any rents delinquent for any period prior to the Closing unless the tenant has vacated the premises under the Lease before the Closing Date and the Lease is not assigned to Purchaser.

(c)          Utilities. Utilities, if any, that are in Seller’s name, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Seller shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Purchaser shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Purchaser will receive a credit against the Purchase Price for Seller’s portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than 30 days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing.

(d)          Leasing Commissions. On or before the Closing Date, Seller shall pay in full all leasing commissions and locator’s and finder’s fees due to leasing or other agents for each Lease entered into prior to the Closing Date.

(e)          Special Assessment/Public Body Liens.         Certified, confirmed, and ratified special assessment liens as of the Closing Date will be paid by Seller. If a certified, confirmed, and ratified special assessment is payable in installments, Seller will pay all installments due and payable on or before the Closing Date, with any installment for any period extending beyond the Closing Date prorated, and Purchaser will assume all installments that become due and payable after the Closing Date. Certified, confirmed, and ratified special assessment liens after the Closing Date will be paid by Purchaser.

(f)          Survival. The provisions of this Section 6.1 shall survive the Closing.

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6.2           Final Adjustment after Closing. In the event that final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 6.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. The provisions of this Section 6.2 shall survive the Closing.

6.3           Tenant Deposits. All tenant security deposits (and interest thereon if required by law or contract to be earned thereon), if any, shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant security deposits, but only to the extent they are properly credited and transferred to Purchaser.

6.4           Sales, Transfer, and Documentary Taxes. Seller shall pay all sales, gross receipts, compensating, stamp, documentary, excise, transfer, deed or similar taxes and fees imposed in connection with this transaction under applicable local or state law. The provisions of this Section 6.4 shall survive the Closing.

6.5           Commissions. Seller and Purchaser represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than Brokers. If this transaction is closed, Seller shall pay Brokers in accordance with their separate agreement. Each Broker is an independent contractor and is not authorized to make any agreement or representation on behalf of either party. Except as expressly set forth above, in the event of any claim for broker’s commissions, finder’s fees or similar compensation in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated under this Agreement, each party shall indemnify and hold harmless the other party from and against any such claim based upon any statement, representation or agreement of the indemnifying party. The provisions of this Section 6.5 shall survive the Closing or termination of this Agreement.

6.6           Other Expenses. Unless otherwise expressly agreed in writing between Seller and Purchaser, no other expense related to the ownership or operation of the Property shall be charged to or paid or assumed by Purchaser, allocable to any period before the Closing. Purchaser acknowledges responsibility for any and all expenses arising after the Closing and related to the ownership or operation of the Property.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES

7.1           Seller’s Representations and Warranties. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller represents and warrants to Purchaser that to Seller’s actual knowledge without any duty to investigate:

(a)          Authority. Seller is the sole owner of fee simple title to the Property. Seller has been duly organized and validly existing as a limited liability company, is in good standing in the state of its organization and is qualified to do business, and is in good standing, in the state in which the Property is located. Seller has the full right and authority and has obtained any and all consents required to authorize Seller to enter into this Agreement, consummate or cause to be consummated the sale of the Property and make or cause to be made transfers and assignments contemplated in this Agreement. The persons signing this Agreement on behalf of Seller are authorized to do so. This Agreement has been, and the documents to be executed by Seller pursuant to this Agreement will be, authorized and properly executed and does and will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

(b)          Conflicts and Pending Actions or Proceedings. There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

(c)          Agreements with Governmental Authorities/Restrictions. Seller has not entered into, and has no knowledge of, any agreement with or application to any governmental authority with respect to any zoning modification, variance, exception, platting or other matter. To Seller’s knowledge, neither Seller nor the Property is in violation or non-compliance with any restriction or covenant affecting the Property.

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(d)          Condemnation. To Seller’s knowledge, no condemnation, eminent domain or similar proceedings are pending or threatened with regard to the Property.

(e)          Property Rights. Except as disclosed in the Property Information, no person or entity holds any easements or any other rights to use or occupy the Property.

(f)          Notice of Special Assessments. Except as disclosed to Purchaser, Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, condemnations, impositions or increases in assessed valuations to be made against the Property by any governmental authority.

(g)          Zoning. The Property is currently zoned RAC-UV and Seller has no knowledge of any pending or threatened zoning change.

(h)          Seller’s Units. The City of Fort Lauderdale issued Resoltuion No. 09-169 which approved the development plan submitted to develop a 12-story multi-family residential development including allocation of 106 “post-2003 dwelling units” at 520 N. Andrews Avenue, subject to the conditions imposed by the Development Review Committee and City Commission (“Seller’s Units”).

(i)          Property Information. To Seller’s knowledge, the Property Information contains all material documents, files, written information, books and records that Seller is required to deliver to Purchaser under Section 2.1 and the Property Information is true, correct and complete in all material respects.

(j)          Lease. The Property Information contains true, accurate and complete copy of the Lease and, except as disclosed in the Property Information or in this Section 7.1(j), the Lease has not been amended. The tenant under the Lease is Olive Joshua, individually, and the tenant’s address is 520 North Andrews Avenue, Fort Lauderdale, FL 33301. The address of the premises under the Lease is 520 North Andrews Avenue, Fort Lauderdale, FL 33301. The premises under the Lease are comprised entirely of the 5,000 square-foot building located at 520 North Andrews Avenue, Fort Lauderdale, FL 33301. The Lease is a month-to-month lease and can be terminated upon 30 days’ prior written notice given by the landlord to the tenant. Monthly rent payable under the Lease is $300.00. Rent under the Lease is payable monthly in advance on the first day of each month. Seller has not received any rent under the Lease for any month for which rent is not yet due and payable. Pursuant to the Lease, the tenant is responsible for maintaining the leased premises and for paying for all utilities provided to or used at the leased premises. The tenant has not paid a security deposit in connection with the Lease, and Seller is not holding any other deposit made by the tenant pursuant to the Lease. Except as disclosed in writing in the Property Information, there are no leasing or other commissions due, nor will any become due, in connection with the Lease, and no understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. To Seller’s knowledge, the tenant under the Lease has not asserted, nor are there, any defenses or offsets to rent accruing after the Closing Date and no default or breach exists on the part of the tenant under the Lease. Seller has not received any notice of any default or breach on the part of the landlord under the Lease, nor, to the best of Seller’s knowledge, does there exist any such default or breach on the part of the landlord.

(k)          Environmental. Seller has no knowledge of any violation of Environmental Laws (defined below) related to the Property or the presence or release of Hazardous Materials (defined below) on or from the Property except as disclosed in the Property Information. Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), and Seller has not used the Property or any part of the Property for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the Agreement Date together with their implementing regulations and guidelines as of the Agreement Date, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law.

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(l)          Withholding Obligation. Seller’s sale of the Property is not subject to any federal, state or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.

(m)          Anti-Money Laundering Laws. To Seller’s actual knowledge, without any duty of investigation, Seller: (i) is not under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti Money Laundering Laws (defined below); (ii) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (iii) has not had any of its funds seized or forfeited in any action under any Anti Money Laundering Laws. The term “Anti-Money Laundering Laws” means all applicable laws, regulations and sanctions, state and federal, criminal and civil, that: (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations.

7.2           Purchaser’s Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser represents and warrants to Seller that:

(a)          Organization and Authority. Purchaser has been duly organized and validly exists as a limited liability company, in good standing in the State of Delaware. Purchaser has the full right and authority and has obtained any and all consents required to authorize Purchaser to enter into this Agreement, consummate or cause to be consummated the purchase of the Property. This Agreement and all of the documents to be delivered by Purchaser at the Closing have been and will be authorized and properly executed and will constitute the valid and binding obligations of Purchaser, enforceable in accordance with their terms.

(b)          Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or to Purchaser’s knowledge, threatened, against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

(c)          ERISA. Purchaser is not (i) an “employee benefit plan” (within the meaning of section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (ii) a “plan” that is subject to the prohibited transaction provisions of section 4975 of the Code or (iii) an entity whose assets are treated as “plan assets” under ERISA by reason of an employee benefit plan’s or plan’s investment in such entity.

(d)          Compliance with International Trade Control Laws and OFAC Regulations. Purchaser (without reference to its constituent entities) is not now nor shall it be at any time prior to or at the Closing a Person named in any executive orders or lists published by OFAC as a Specially Designated National and Blocked Person.

7.3           Survival of Representations and Warranties. The representations and warranties set forth in this Article 7 are made as of the Agreement Date and are remade as of the Closing Date and shall be merged into or waived by the instruments of Closing and shall not survive Closing.

7.4           Radon Disclosure. Florida law requires the following disclosure to be given to the purchaser of property in this State. Seller has made no independent inspection of the Property to determine the presence of conditions which may result in radon gas; however, Seller is not aware of any such condition. Certain building methods and materials have been proven to reduce the possibility of radon gas entering the building:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

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7.5           “As Is” Condition. EXCEPT EXPRESSLY AS SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED AND DELIVERED BY SELLER TO PURCHASER AT CLOSING PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, THIS SALE AND CONVEYANCE IS MADE ON AN AS-IS WHERE-IS BASIS AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, THE STATE OF REPAIR OF THE PROPERTY, OR WITH RESPECT TO SOIL CONDITIONS OR THE PRESENCE OR RELEASE OF HAZARDOUS MATERIALS. THIS DISCLAIMER DOES NOT EFFECT AN ASSUMPTION OF ANY LIABILITY BY PURCHASER AND IT SHALL NOT BE CONSTRUED TO WAIVE ANY RIGHTS OF CONTRIBUTION OR INDEMNITY OR OTHERWISE AFFECT THE LIABILITIES OF THE PARTIES TO EACH OTHER OR TO THIRD PARTIES UNDER ENVIRONMENTAL LAWS.

ARTICLE 8. DEFAULT AND REMEDIES

8.1           Seller’s Default. If, on or before Closing, Seller materially breaches any of the terms or provisions of, or is otherwise in default under, this Agreement, beyond any applicable cure period, Purchaser may (i) terminate this Agreement by written notice to Seller and to Escrow Agent, in which event the Earnest Money shall be refunded to Purchaser; (ii) waive such default and consummate the transaction contemplated by this Agreement in accordance with the terms of this Agreement; or (iii) institute all proceedings necessary to specifically enforce the terms of this Agreement and cause title to Property to be conveyed to Purchaser. Seller and Purchaser agree that the Property is unique and that the right of specific performance is a just and equitable remedy under the circumstances. If, however, specific performance is not available as a remedy to Purchaser as a result of Seller’s conveyance of the Property to another or encumbrances placed on the Property by, through or under Purchaser, Purchaser shall be entitled to all remedies available at law. Notwithstanding the above provisions of this Section 8.1, Purchaser retains all rights and remedies available in law and equity to enforce provisions which survive termination of this Agreement.

8.2           Purchaser’s Default. If this transaction fails to close due to the default of Purchaser, then Seller’s sole remedy in such event shall be to terminate this Agreement and to retain the Earnest Money as liquidated damages, Seller waiving all other rights or remedies in the event of such default by Purchaser. Purchaser and Seller have considered carefully the loss to Seller occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance under this Agreement, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Purchaser and Seller agree would be impracticable or extremely difficult to calculate at this time if Purchaser so defaults. Based on all those considerations, Purchaser and Seller agree that the Earnest Money, together with the interest on it, represents a reasonable estimate of Seller’s damages. Seller agrees to accept the Earnest Money as Seller’s total damages and relief under this Agreement if Purchaser defaults in its obligations to close under this Agreement, Seller waiving all other rights and remedies. Notwithstanding the above provisions of this Section 8.2, Seller retains all rights and remedies available in law and equity to enforce provisions which survive termination of this Agreement.

8.3           Notice of Default and Cure Period. Except for a monetary default and/or a party’s failure to close on the Closing Date, neither party shall have the right to declare a default by the other party and terminate this Agreement because of a failure by such other party to perform under the terms of this Agreement unless the other party shall fail to cure such failure to perform within five Business Days after its receipt of written notice of such failure to perform if such non- monetary default (other than the other party’s failure to close on the Closing Date) is reasonably curable within said timeframe. If more than five Business Days is reasonably necessary to cure said non-monetary default, Purchaser shall allow Seller a reasonable period of time (not to exceed 10 Business Days) to cure so long as Seller begins the cure process within five Business Days and uses commercially reasonable efforts to cure. Without limiting its remedies if such a default is not cured in accordance with this Section 8.3, Purchaser shall have the right to extend the Closing Date one Business Day for each Business Day after such a written notice of default until the default is cured.

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8.4           Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees due to the Escrow Agent for holding the Earnest Money and any fees due to the Title Company for cancellation of the Title Commitment.

ARTICLE 9. EARNEST MONEY PROVISIONS

9.1           Investment and Use of Funds. The Escrow Agent shall invest the Earnest Money in a government insured interest bearing account satisfactory to Purchaser at an institution having assets of not less than $125,000,000, shall not commingle the Earnest Money with any funds of the Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. If the Closing under this Agreement occurs, the Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Purchaser on the Closing Date. Provided such supplemental escrow instructions are not in conflict with this Agreement as it may be amended in writing from time to time, Seller and Purchaser agree to execute such supplemental escrow instructions as may be appropriate to enable Escrow Agent to comply with the terms of this Agreement.

9.2           Terminations. Upon a termination of this Agreement, either party to this Agreement (the “Terminating Party”) may give written notice to the Escrow Agent and the other party (the “Non-Terminating Party”) of such termination and the reason for such termination. Such request shall also constitute a request for the release of the Earnest Money to the Terminating Party. The Non-Terminating Party shall then have five Business Days in which to object in writing to the release of the Earnest Money to the Terminating Party. If the Non-Terminating Party provides such an objection, then the Escrow Agent shall retain the Earnest Money until it receives written instructions executed by both Seller and Purchaser as to the disposition and disbursement of the Earnest Money, or until ordered by final court order, decree or judgment, which is not subject to appeal, to deliver the Earnest Money to a particular party, in which event the Earnest Money shall be delivered in accordance with such notice, instruction, order, decree or judgment.

9.3           Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Earnest Money, unless mutual written instructions are received by the Escrow Agent directing the Earnest Money’s disposition, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Earnest Money or, at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Earnest Money with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever does not prevail in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

9.4           Liability of Escrow Agent. The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any loss, cost or expense incurred by Seller or Purchaser resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of the Escrow Agent’s duties under this Agreement, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent.

ARTICLE 10. MISCELLANEOUS

10.1         Parties Bound. Neither party shall not assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed and any such prohibited assignment or delegation shall be void; provide that (a) Seller or Purchaser may assign this Agreement without the consent of the other in order to effect an Exchange pursuant to Section 10.17, and (b) Purchaser may assign this Agreement without Seller’s consent to a single purpose entity formed to take title to the Property and in which Purchaser holds a direct or indirect interest. Subject to the foregoing restriction, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties. Notwithstanding any assignment to the contrary, Purchaser acknowledges and agrees that it shall remain fully liable to Seller for the faithful performance of all of Purchaser’s obligations pursuant to this Agreement by any and all assignees of Purchaser’s obligations under this Agreement. Purchaser’s obligations under this Section shall survive the Closing and any termination of this Agreement.

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10.2         Headings. The Article and Section headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language of this Agreement.

10.3         Invalidity and Waiver. If any portion of this Agreement is held to be invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other party any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

10.4         Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the state in which the Property is located.

10.5         No Third Party Beneficiary. This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

10.6         Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

10.7         Time. Time is of the essence in the performance of this Agreement.

10.8         Confidentiality. During the period commencing on the Agreement Date and ending on the Closing Date, Seller shall maintain in strict confidence the material non-economic terms of the transaction contemplated by this Agreement and shall not disclose, whether through press releases or any other means of publication (oral or written), material non-economic terms of this Agreement, except to Seller’s members, brokers, attorneys, accountants, advisors and lenders involved in the negotiation and consummation of this transaction (collectively, the “Representatives”). In furtherance of the foregoing: (i) Seller shall advise each of its Representatives of the confidential nature of any documentation and information disclosed to them and of Seller’s obligations under this Section 10.8; (ii) Seller acknowledges that there may be no adequate remedy at law for a material and adverse breach of this Section 10.8, and Purchaser shall have the right to seek injunctive relief for material and adverse breach or prospective breach of this Section 10.8; and (iii) Seller shall defend, indemnify and hold Purchaser harmless from and against any and all claims, damages, liabilities and expenses, including reasonable attorneys’ fees, arising out of or resulting from a material and adverse breach of this Section 10.8 by Seller. Notwithstanding any terms or conditions in this Agreement or any related agreement to the contrary, but subject to restrictions reasonably necessary to comply with federal or state securities laws, any person may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating to such tax treatment and tax structure. Seller is also permitted to disclose any information otherwise deemed confidential under this Section 10.8 in connection with the performance of its obligations under this Agreement and any litigation relating to the Property or this transaction, and as required by law. The provisions of this Section 10.8 shall survive the Closing and any termination of this Agreement. Purchaser acknowledges that it has engaged Richard Schwartz, who in addition to being a Managing Member of Seller, and one of the recognized Brokers herein, is a broker for REMAX Commercial Associates, to assist Purchaser in its potential acquisition of adjacent or nearby properties to the Property, and in such efforts shall allow Richard Schwartz the professional freedom to further Purchaser’s acquisition efforts.

10.9         No Recording. Purchaser shall not record this Agreement or any memorandum of this Agreement.

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10.10         Attorneys’ Fees. If either party employs attorneys to enforce any of the provisions of this Agreement, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges and expenses, including attorneys’ fees, expended or incurred by the prevailing party in connection with the enforcement action. The provisions of this Section 10.10 shall survive the Closing and any termination of this Agreement.

10.11         Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered to the parties at the addresses set forth in Section 1.1. Any such notices shall be sent by (a) overnight delivery using a nationally recognized overnight courier, in which case notice shall be deemed delivered one Business Day after deposit with such courier, (b) personal delivery, in which case notice shall be deemed delivered upon receipt; or (c) electronic mail in a “PDF” format followed by one of the delivery methods described in clauses (a) or (b) above, in which case notice shall be deemed delivered upon transmission of such notice by electronic mail. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

10.12         Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction – to the effect that any ambiguities are to be resolved against the drafting party – shall not be employed in the interpretation of this Agreement or any exhibits or amendments to this Agreement.

10.13         Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event on which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless the last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described in this Agreement shall be deemed to end at 5:00 p.m., Fort Lauderdale, Florida, time.

10.14         Procedure for Indemnity. The following provisions govern actions for indemnity under this Agreement. Promptly after receipt by an indemnitee of notice of any claim for which the indemnitee is entitled to indemnification under this Agreement, the indemnitee shall deliver to the indemnitor written notice of the claim. The indemnitor shall have the right to participate in, and, if the indemnitor agrees in writing that it will be responsible for any costs, expenses, judgments, damages and losses incurred by the indemnitee with respect to such claim, to assume the defense of such claim with counsel mutually satisfactory to the indemnitor and the indemnitee. Notwithstanding the preceding sentence, the indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnitor, if the indemnitee reasonably believes that representation of the indemnitee by the counsel retained by the indemnitor would be inappropriate due to actual or potential differing interests between the indemnitee and any other party represented by such counsel in any proceeding relating to the claim. The failure of the indemnitee to deliver written notice to the indemnitor within a reasonable time after the indemnitee receives notice of any such claim shall not relieve the indemnitor of any liability to the indemnitee under the indemnity, unless and only if and to the extent that the failure is prejudicial to the indemnitor’s ability to defend the claim. The indemnitee’s failure to so deliver written notice to the indemnitor will not relieve the indemnitor of any liability that it may have to any indemnitee other than the indemnitor’s indemnification obligation under this Agreement. If an indemnitee settles a claim without the prior written consent of the indemnitor, the indemnitor shall be released from liability with respect to the claim unless the indemnitor has unreasonably withheld its consent to the settlement. The provisions of this Section 10.14 shall survive the Closing and any termination of this Agreement.

10.15         Further Assurances. In addition to the acts and deeds recited in this Agreement and contemplated to be performed, executed and/or delivered by Seller to Purchaser at Closing, Seller agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated under this Agreement or to perfect the conveyance, transfer and assignment of the Property to Purchaser. The provisions of this Section 10.15 shall survive the Closing.

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10.16         Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute counterparts of the signature pages and exchange them by telephone facsimile or electronic mail.

10.17         Section 1031 Exchange. Either party may consummate the purchase or sale (as applicable) of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to § 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a)  the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging party’s obligations under this Agreement; (b) the exchanging party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary; (c) neither party shall be required to take an assignment of the purchase agreement for relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other party; and (d) the exchanging party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging party had the exchanging party not consummated the transaction through an Exchange. Neither party shall by this Agreement or acquiescence to an Exchange desired by the other party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging party that its Exchange in fact complies with § 1031 of the Code.

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SIGNATURE PAGE TO AGREEMENT OF

PURCHASE AND SALE

BY AND BETWEEN

Andrews Village LLC

AND

ArchCo Residential LLC

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement on the day and year set forth below.

SELLER:

Andrews Village LLC

By:	/s/ Richard Schwartz	Date:	1/9/15
Name:	Richard Schwartz
Title:	Managing Member

PURCHASER:

ArchCo Residential LLC

By:	/s/ Neil T. Brown	Date:	1/9/15
Name:	Neil T. Brown, its Chief Executive Officer

While not a party to this Agreement, Lender consents to Seller entering into this Agreement and the consummation of the transactions described in this Agreement in accordance with its terms and conditions.

LENDER:

By:	/s/ Lewis R. Brine	Date:	1/12/15
Name:	Lewis R. Brine
Title:	Vice President

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Escrow Agent has executed this Agreement in order to confirm that the Escrow Agent has received $________ (the “Ernest Money”) and shall hold the Earnest Money and the interest earned on it, in escrow, and shall disburse the Earnest Money, and the interest earned on it, pursuant to the provisions of Article 9.

ESCROW AGENT:

Fidelity National Title

By:	/s/ Lindsey Mann	Date:	1/13/2015
Name:	Lindsey Mann
Title:	Commercial Escrow Officer

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AGREEMENT OF PURCHASE AND SALE

Flagler Village site, Fort Lauderdale, FL

EXHIBITS

A –            Legal Description of the Land

B –            Form of Certificate of Non-Foreign Status

C –            Form of Bill of Sale and Assignment of Lease

D –            Current Special Assessments

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EXECUTION VERSION

EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

Lots 31,32,33,34,35,36,37,38,39,40,41 and 42 Block 6, of THE AMENDED PLAT of Blocks 1 to 8, and 25 to 33, “NORTH LAUDERDALE”, according to the Plat thereof as recorded in Plat Book 1 Page 182, of the public records of Dade county, Florida. Less the West 15.0 feet thereof.

Said lands situate, lying and being the City of Fort Lauderdale, Broward County, Florida.

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EXHIBIT B

FORM OF CERTIFICATE OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (“Code”), provides that a transferee (buyer) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person.

To inform _______________, a ______________________________ (“Transferee”), that withholding of tax under section 1445 of the Code is not required upon disposition of certain real property to the Transferee by _________________, a ___________________(“Transferor”), the undersigned hereby warrants, represents and certifies the following on behalf of Transferor:

1.          The undersigned is the duly and acting _____________ [Title of Officer executing Certificate] of Transferor.

2.          Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations), but rather is an entity formed under the laws of one of the United States.

3.          Transferor is not a disregarded entity as defined in section 1.1445-2(b)(2)(iii) of the Code;

4.          Transferor’s U.S. employer identification number is ________________.

5.          Transferor’s office address is _________________________________.

6.          Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained in this certificate could be punished by fine, imprisonment, or both.

Under penalty of perjury the undersigned declares that the undersigned has examined this certification and to the best of its knowledge and belief it is true, correct, and complete.

TRANSFEROR:

By:	Date:
Name:
Title:

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Exhibit C

BILL OF SALE AND ASSIGNMENT OF LEASE

This instrument is executed and delivered as of the ____ day of _________, 2014 pursuant to that certain Agreement of Purchase and Sale (“Agreement”) dated ____________, 2014, by and between _____________, a _________ limited liability company (“Seller”), and _____________, a _________ limited liability company (“Purchaser”), covering the real property described in Schedule 1 attached hereto (“Real Property”).

(a)          Sale of Personalty. For good and valuable consideration, Seller hereby sells, transfers, sets over and conveys to Purchaser the following:

(i)          Tangible Personalty. All equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller, if any, and Seller’s interest in any such property leased by Seller, now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, except any such personal property belonging to tenants under the Leases; and

(ii)         Intangible Personal Property. All intangible personal property related to the Real Property and the Improvements (as defined in the Agreement), if any, including, without limitation: all well permits, water and sewer taps, sanitary or storm sewer capacity or reservations and rights under utility agreements with any applicable governmental or quasi-governmental entities or agencies with respect to the providing of utility services to the Land; the plans and specifications and other architectural and engineering drawings for the Improvements; warranties; contract rights related to the construction, operation, ownership or management of the Real Property; governmental permits, approvals and licenses (to the extent assignable); tenant lists and correspondence; and all records relating to the Real Property; and

(iii)        Assignment of Leases. For good and valuable consideration, Seller hereby assigns, transfers, sets over and conveys to Purchaser, and Purchaser hereby accepts, all of the landlord’s right, title and interest in and to the Lease further described on Schedule 2 attached hereto, and Purchaser hereby assumes all of the landlord’s obligations under the Lease arising from and after the Closing Date (as defined in the Agreement) but as to the landlord’s obligations with regard to security deposits and other deposits only to the extent the security deposits have been transferred or credited to Purchaser.

(b)          Warranty. Seller hereby represents and warrants to Purchaser that it is the owner of the property described above, that such property, if any, is free and clear of all liens, charges and encumbrances other than the Permitted Exceptions (as defined in the Agreement), and Seller warrants and defends title to the above-described property unto Purchaser, its successors and assigns, against any person or entity claiming, or to claim, the same or any part thereof by, through or under Seller, subject only to the Permitted Exceptions as defined in the Agreement.

(c)          Indemnification. Seller shall defend, indemnify and hold harmless Purchaser from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Purchaser by reason of the failure of Seller to fulfill, perform, discharge, and observe its obligations with respect to the Lease arising on or before the date hereof. Purchaser shall defend, indemnify and hold harmless Seller from and against any liability, damages, causes of action, expenses, and attorneys’ fees incurred by Seller by reason of the failure of Purchaser to fulfill, perform, discharge, and observe its obligations with respect to the Leases arising after the date hereof.

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Assignment of Leases to be executed as of the date written above.

SELLER:

By:
Name:
Title:

C-1

PURCHASER:

By:
Name:
Title:

C-2

EXECUTION VERSION

Exhibit D

CURRENT SPECIAL ASSESSMENTS

Levying authority
WAVE STREETCAR

D-1

Exhibit E

FORM OF ESTOPPEL CERTIFICATE

TENANT ESTOPPEL CERTIFICATE

TO:	ArchCo Residential LLC
Attn: Neil Brown
7 Piedmont Center, Suite 300
Atlanta, GA 30305

Date:	__________________, 2015

Re:	5,000 square-foot building located at 520 North Andrews Avenue, Fort Lauderdale, FL 33301Suite ______ (the “Premises”)

Ladies and Gentlemen:

The undersigned (“Tenant”), as tenant under a lease of certain premises from Andrews Village LLC (“Landlord”), dated April 24, 2013, (the “Lease”), does hereby state, declare, represent and warrant as follows:

1.          The Lease attached hereto as Exhibit “A” is a true and correct copy of the Lease, and the Lease is in full force and effect and has not been amended, supplemented or changed, except to the extent the matters set forth in this Certificate are inconsistent with the terms and conditions of the Lease. The “Lease”, as referred to in this Certificate, includes such amendments or changes as set forth in this Certificate. There is no other agreement (except for the agreements described in this certificate) between Tenant and Landlord with respect to the Premises or any property owned by Landlord.

2.          Tenant has accepted possession of the Premises, and Landlord has no outstanding obligation under the Lease to construct any improvements on or within or repair the Premises.

3.          The original term of the Lease commenced on May 1, 2013, and terminated by its terms on April 30, 2014 (the “Expiration Date”). Since the Expiration Date, Tenant has continued to lease the Premises, with Landlord’s agreement, on the basis of a month-to-month tenancy.

4.          The Lease may be terminated by Landlord or Tenant upon 30 days’ prior written notice.

5.          Basic fixed rent is currently $300.00 per month, payable monthly in advance on the first day of each month.

6.          Tenant is responsible for maintaining the Premises and for paying for all utilities provided to or used at the Premises.

7.          No default on the part of Tenant exists under the Lease in the due and faithful performance of the terms, covenants, and conditions of the Lease on the part of Tenant to be done, kept and performed. There are no disputes between Landlord and Tenant concerning the Lease, the Premises or the improvements comprising the Premises.

8.          No default on the part of Landlord exists under the Lease in the due and faithful performance of the terms, covenants and conditions of the Lease on the part of the Landlord to be done, kept and performed.

9.          No rentals are accrued and unpaid under the Lease.

10.         No prepayments of basic fixed rent due under the Lease have been made for any month after the month in which Tenant has signed this Certificate.

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11.         Tenant has not paid to Landlord any security deposit or other deposits under the Lease or otherwise, and, upon expiration of the Lease, Landlord has not obligation to return any security deposit or other deposits to Tenant.

12.         Tenant has no defense as to its obligations under the Lease and claims no setoff or counterclaim against Landlord.

13.         Tenant has not received notice of any assignment, hypothecation, mortgage, or pledge of Landlord’s interest in the Lease or the rents or other amounts payable thereunder.

14.         Tenant is not entitled to receive any concessions (i.e., rental abatements), improvement allowances, moving allowances or other monetary or non-monetary concessions) from and after the date of this Certificate.

15.         Tenant has not filed (and does not currently intend to file) any form of bankruptcy petition and Tenant is not subject to any bankruptcy, insolvency, creditors’ rights or similar proceeding in any federal, state or other court or jurisdiction. Tenant is not insolvent.

16.         Tenant does not have any rights or options to purchase all or any portion of the Premises or any other property of Landlord.

17.         The person executing this Certificate hereby warrants and represents that she has the power and authority to execute and deliver this Certificate on behalf of Tenant.

The undersigned makes this statement for the benefit and protection of (i) ArchCo Residential LLC (together with its successors and assigns, collectively, “Purchaser”), and (ii) any lender extending credit in connection with the Premises (each, a “Lender”). The undersigned agrees that Purchaser and Lender may rely upon this statement in connection with the intended purchase and financing of the Property. The undersigned agrees that it will, upon receipt of written notice from Landlord, commence to pay all rents to Purchaser or to any agent acting on behalf of Purchaser.

Very truly yours,

___________________(Signature)

Olive Joshua
___________________(Date)

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ATTACHMENT 1 TO TENANT ESTOPPEL CERTIFICATE

THE LEASE

[attached]

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